Exhibit (a)(2)(xii)

Brookfield Residential Properties Inc.

ISS RECOMMENDS BROOKFIELD RESIDENTIAL SHAREHOLDERS

VOTE FOR THE ARRANGEMENT

Calgary, Alberta, February 17, 2015 - Brookfield Residential Properties Inc. (the “Company” or “Brookfield Residential”) (BRP: NYSE/TSX) is pleased to announce that Institutional Shareholders Services (“ISS”), a leading independent proxy firm, has recommended that shareholders vote FOR the special resolution to approve the plan of arrangement (the “Plan of Arrangement”) pursuant to which 1927726 Ontario Inc. (the “Purchaser”), a wholly owned subsidiary of Brookfield Asset Management Inc., will acquire all of the common shares of the Company that are not already owned by Brookfield Asset Management and its affiliates for consideration of US$24.25 per share.

ISS summarized its recommendation as follows: “The transaction process may be deemed adequate in general as the offer consideration was increased from US$23.00 to US$24.25 as a result of the negotiations. Given that the acquirer is the controlling shareholder of the company, the probability of a superior proposal in this case may be limited. In light of the adequate cash premium and no significantly noted governance concerns, a vote FOR this resolution is warranted.”

The board of directors of Brookfield Residential unanimously (with Messrs. Alan Norris and

Timothy Price abstaining) recommends that shareholders vote FOR the Plan of Arrangement.

Your vote is important. Please submit your proxy before 10:00 a.m. EST on March 6, 2015.

You may vote via the internet at www.proxyvote.com or following the instructions provided on the form of proxy or voting instruction form. If you have any questions or require assistance voting your shares, please contact Laurel Hill Advisory Group by email at assistance@laurelhill.com or by telephone at 1-877-452-7184 (1-416-304-0211 collect).

In addition, the Company, the Purchaser and Brookfield Asset Management Inc. have entered into an amending agreement (“Amending Agreement”) amending the Plan of Arrangement. Such amendment to the Plan of Arrangement provides that the ability to exercise the Repurchase Election has been extended to non-Resident Shareholders, as further described in the press release issued by the Company on February 9, 2015 and in the amendment to the Company’s Rule 13e-3 transaction statement on Schedule 13E-3 dated February 9, 2015, filed with the U.S. Securities and Exchange Commission. Shareholders wishing to make such election should consult their own advisors to determine if making such election is appropriate in the particular circumstances. No other changes have been made to the terms or conditions of the Arrangement and the consideration and the date of the shareholders’ meeting are unchanged. At the meeting, shareholders will vote on the Plan of Arrangement, as amended. The Amending Agreement, which includes the amended Plan of Arrangement, is available on the Company’s website at www.brookfieldrp.com as well as under its profile on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.

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Brookfield Residential Properties Inc. is a leading North American land developer and homebuilder with operations in eleven major markets. We entitle and develop land to create master-planned communities and build and sell lots to third-party builders, as well as to our own homebuilding division. We also participate in selected, strategic real estate opportunities, including infill projects, mixed-use developments, infrastructure projects, and joint ventures. Brookfield Residential is listed on the NYSE and TSX under the symbol BRP.

For more information, please visit our website at www.brookfieldrp.com or contact:

Investors:

Nicole French

Investor Relations

Tel: 1.403.231.8952

Email: nicole.french@brookfieldrp.com

Laurel Hill Advisory Group:

Tel: 1-877-452-7184 (1-416-304-0211 collect)

Email: assistance@laurelhill.com

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Forward-looking statements: This press release may contain forward-looking information or forward-looking statements (collectively referred to as “forward-looking statements”), including statements that use forward-looking terminology such as “may”, “will”, “expect”, “anticipate”, “believe”, “continue”, “potential”, or the negative thereof or other variations thereof or comparable terminology. Such forward-looking statements may include, without limitation, statements regarding the completion of the proposed transaction, the holding of the Meeting and other statements that are not historical facts. While such forward-looking statements are expressed by Brookfield Residential, as stated in this release, in good faith and believed by Brookfield Residential to have a reasonable basis, they are subject to important risks and uncertainties including, without limitation, required Brookfield Residential securityholder approval and necessary court approval, the satisfaction or waiver of certain other conditions contemplated by the arrangement agreement, dated December 23, 2014, between Brookfield Residential, Brookfield Asset Management Inc. and 1927726 Ontario Inc., and changes in applicable laws or regulations, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. As a result of these risks and uncertainties, the proposed transaction could be modified, restructured or not be completed, and the results or events predicted in these forward-looking statements may differ materially from actual results or events. These forward-looking statements are not guarantees of future performance, given that they involve risks and uncertainties. Brookfield Residential is not affirming or adopting any statements made by any other person in respect of the proposed transaction and expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities law or to comment on expectations of, or statements made by any other person in respect of the proposed transaction. Investors should not assume that any lack of update to a previously issued forward-looking statement constitutes a reaffirmation of that statement. Reliance on forward-looking statements is at investors’ own risk.